Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES APPOINTMENT OF BRADY SHIRLEY AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

SAN DIEGO, CA, November 14, 2016 – DJO Global, Inc. (“DJO”), a leading global provider of medical technologies designed to get people moving, today announced the appointment of Brady Shirley as President and Chief Executive Officer, effective immediately. Mr. Shirley will succeed Mike Mogul, DJO’s current President and Chief Executive Officer who informed the Board of his intent to step down effective November 14, 2016 and will stay on until the end of the year to ensure a smooth transition.

“We are delighted to announce the appointment of Brady Shirley as President and Chief Executive Officer. Since Brady joined DJO, the surgical business has more than doubled in revenue and profitability,” said Mike Zafirovski, DJO’s Chairman of the Board of Directors. “The Board unanimously agrees that Brady’s leadership experience, coupled with his innovative and strategic thinking and proven track record of delivering results, make him the right person to drive DJO’s dual imperatives of achieving sustainable above market growth and driving cost and service leadership in all of our activities.”

Mr. Shirley most recently served as the President of our DJO Surgical business, a position he was appointed to in March of 2014. From 2009 to 2013, Mr. Shirley was the CEO and Director of Innovative Medical Device Solutions (“IMDS”), a company that provides comprehensive product development, manufacturing and supply chain management solutions for medical devices companies within the orthopedic medical device industry. At IMDS, Mr. Shirley managed the integration of four companies, consolidated the capital structure and led a successful sale of the business in 2013. From December 1992 to August 2009, Mr. Shirley had several key leadership positions with Stryker Corporation, including President of Stryker Communications and Senior Vice President of Stryker

Endoscopy. At Stryker, Mr. Shirley was responsible for all domestic operations and profit and loss for the Communications division and was responsible for global product development and sales and marketing for the Endoscopy division. Mr. Shirley received a Bachelor of Business Administration in Finance from the University of Texas, Austin.

“I am honored and excited to lead DJO through what I would consider to be a unique evolution. Our fast growing surgical business, our market leading bracing and vascular business and rapidly expanding consumer business create a broad base for expansive revenue growth and operational productivity today and tomorrow,” said Mr. Shirley.

“We would like to take this opportunity to thank Mike for his many contributions over the past 5 years. Under his leadership, DJO has grown significantly faster than our competitors, and our new product innovation has increased four-fold. I also want to commend Mike for helping recruit and develop many talented leaders in the company, which will serve us well in the future,” said Mr. Zafirovski.

“I am proud of how our team has created a company that is building a bright future, spanning the episode of orthopedic care, leading in its markets and realizing the vision of Motion is Medicine, said Mr. Mogul, I am convinced that Brady and the strong team that he will lead will demonstrate the great impact that DJO can make.”

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and Exos™. For additional information on the Company, please visit www.DJOglobal.com.